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                                                                EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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For: MOBILEMEDIA CORPORATION
Media Contact: Krista Grossman -- 212/484-7760
Investor Contact: Laura Wilker -- 201/462-4959


         MOBILEMEDIA CORPORATION SEEKS TO REORGANIZE UNDER CHAPTER 11
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   COMPANY TO PURSUE FINANCIAL RESTRUCTURING THROUGH CHAPTER 11 PROCEEDING
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         COMPANY SEEKS COURT APPROVAL FOR $200 MILLION DIP FINANCING
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RIDGEFIELD PARK, NEW JERSEY, JANUARY 30, 1997 -- MobileMedia Corporation
[NASDAQ: MBLM] announced today that it has filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Company said that it elected to seek Court protection in order to implement an operational turnaround plan and a financial restructuring.

MobileMedia said that its immediate needs were to satisfy short-term financing requirements, reach an agreement with Motorola Inc., its principal supplier of pagers, and initiate a restructuring process, and that entering chapter 11 proceedings should facilitate its efforts to address those issues.

MobileMedia said that it expects to operate in the normal course of business during the reorganization proceeding and that it has received a commitment for up to $200 million in debtor-in-possession ("DiP") financing from a consortium of banks led by The Chase Manhattan Bank. MobileMedia said that it would seek the Court's permission to access the DiP financing to fund normal business operations and other cash needs during the bankruptcy proceeding.

MobileMedia said that one of the conditions for borrowing under the DiP facility is that certain key suppliers of paging equipment shall have entered into agreements with the Company to sell equipment and provide services. The Company said that it would immediately file a motion seeking to pay the pre-petition claims of certain key suppliers, including Motorola. Although there can be no assurance, the Company believes that the Bankruptcy Court will approve the motion and that Motorola will enter into an agreement and commence shipping product and providing services.

MobileMedia said that it currently has adequate cash to fund operations, including the payment of post-petition obligations to trade suppliers, during the period of time within which it expects to reach a satisfactory agreement with Motorola and gain access to the DiP financing.

The Company also said that employees would be paid in the normal course of business during the reorganization proceeding and that it would seek immediate Court approval to pay employee pre-petition wages, salaries and benefits.

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MobileMedia said it has hired turnaround consultants Alvarez & Marsal, Inc.
and that Joseph A. Bondi, a managing director of Alvarez & Marsal, would lead the implementation of the Company's financial and operational turnaround effort. Mr. Bondi said: "Today's chapter 11 filing is a prudent step for MobileMedia and allows us to call a "time out" with our creditors while we develop a plan to improve our financial health. The filing enhances our ability to gain access to short-term financing and to reach an agreement with Motorola, both of which are key to a successful turnaround of MobileMedia."

The Company said that MobileMedia Communications, Inc., MobileMedia Corpoation's wholly-owned subsidiary through which it conducts the majority of its business and which is the obligor on substantially all of the Company's indebtedness, and most of MobileMedia's other subsidiaries are also included in the bankruptcy filing.

MobileMedia is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.4 million subscribers in all 50 states, Canada, and the Caribbean. The Company operates two one-way nationwide networks and owns two nationwide narrowband PCS licenses.

Statements contained in this release that are not based on historical fact are "forward-lookig statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The "Risk Factors" and cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the Company's 1995 10-K filing with the Securities and Exchange Commission. In addition, the ability of the Company to successfully implement an operational turnaround and a financial restructuring is subject to certain factors beyond its control, including approvals by the Bankruptcy Court, stability of customer demand, the sufficiency of its capital resources, and satisfactory resolution of matters now pending before the Federal Communications Commission, among other things.